Exhibit 10.3
CONVEYANCE OF PRODUCTION PAYMENTS
(PP1 AND PP2)
          This CONVEYANCE OF PRODUCTION PAYMENTS (this “Conveyance”), dated as of February 22, 2006 (the “Effective Date”), is from SOCIÉTÉ DES MINES DE TAPARKO, also known as SOMITA, SA, a société anonyme formed under the laws of the Republic of Burkina Faso (“Grantor”) to ROYAL GOLD, INC., a corporation formed under the laws of Delaware, USA (“Grantee”).
Recitals
          A. Grantor and Grantee entered into a Funding Agreement dated as of December 1, 2005 (the “Original Funding Agreement”), as amended by First Amendment to Funding Agreement dated as of February 8, 2006 (the “First Amendment”), and as further amended and restated by Amended and Restated Funding Agreement dated as of February 22, 2006 (as so amended and restated, the “Funding Agreement”). Pursuant to the Funding Agreement, Grantee agreed to provide Grantor funding in the amount of U.S. $35,000,000 to be used in the development of the Taparko – Bouroum Project (defined below) in the Republic of Burkina Faso.
          B. Prior to the date of this Conveyance, Grantee has provided Grantor the amount of $9,414,000 under the First Tranche pursuant to the terms and conditions of the Original Funding Agreement, as amended by the First Amendment.
          C. Originally under the terms of the Original Funding Agreement, and as now included in the terms and conditions of the Funding Agreement, as consideration for Grantee agreeing to provide such funding to Grantor, Grantor agreed to grant to Grantee, among other things, certain production payments relating to the Taparko – Bouroum Project, as more specifically described herein.
          D. As a condition precedent to Grantee’s obligation to fund the Second Tranche under the Funding Agreement, Grantor must execute and deliver this Agreement to Grantee.
Agreement
          Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor and Grantee agree as follows:
ARTICLE I
Definitions and References
          1.1 General Definitions. As used herein the terms “Conveyance,” “Conveyance of Tail Royalty and Grant of Milling Fee,” “Effective Date,” “First Amendment,” “Funding Agreement,” “Grantor,” “Grantee” and “Original Funding Agreement” shall have the meanings ascribed thereto above, and the following terms shall have the following meanings:

          “Average Gold Price” means, for any calendar month, the average daily P.M. price fixed for gold by the London Bullion Association as reported in the Wall Street Journal or any other agreed-upon successor publication for the applicable calendar month; provided. however, that for the purposes of calculating PP2, in no event shall the Average Gold Price exceed $1000 per ounce.
          “Bouroum Lands” means all of the land included in the Bouroum Permit, being approximately 11.7 square kilometers, which land is more particularly described in Schedule A attached hereto.
          “Bouroum Permit” means Decree No. 2005-342/PRES/PM/MCE/MFB issued by the Government of the Republic of Burkina Faso on June 21, 2005, a copy of which is attached hereto as Schedule A.
          “Grantor’s Account” means Grantor’s metals account at Citibank NA in London, England, or such other metals account as Grantor may hereafter establish.
          “Lands” means the Bouroum Lands and the Taparko Lands.
          “Month” means a calendar month.
          “PP1” has the meaning set forth in Section 2.1(a) below.
          “PP2” has the meaning set forth in Section 2.2(b) below.
          “PP2 Production Payment Rate” means the rate, expressed as a percentage, calculated as follows:
     (a) when the Average Gold Price for such Month is $430 per ounce or more, the Average Gold Price for such Month divided by 100 (e.g., a $440 gold price divided by 100 = 4.4%);
     (b) when the Average Gold Price for such Month is $385 per ounce or less, the Average Gold Price for such Month divided by 90; and
     (c) when the Average Gold Price for such month is between $385 and $430 per ounce, 4.3%.
          “Planned Recoverable Ounces” means 804,420 troy ounces of gold.
          “Production Payments” shall have the meaning given such term in Section 2.1 hereof.
          “Taparko – Bouroum Project” means development and exploitation of the Taparko Lands and the Bouroum Lands for production of gold and associated precious metals, including construction of a mine, support facilities and the Taparko Processing Facility.
          “Taparko Lands” means that portion of the land included in the Taparko Permit that is more particularly described in Schedule B hereto, being approximately 34.7 square kilometers out of the total 666.5 square kilometers included in such permit.

          “Taparko Permit” means Decree No. 2004-329/PRES/PM/MCE/MFB/MEDE/MECV issued by the Government of the Republic of Burkina Faso on August 6, 2004, a copy of which is attached hereto as Schedule B.
          “Taparko Processing Facility” means the CIL processing facility to be constructed by Grantor on or adjacent to the Taparko Lands, capable of milling and processing at least 1,000,000 tonnes of ore per year.
          “Through-Put Production” means all production processed through the Taparko Processing Facility, whether or not the same was mined from the Taparko Lands or the Bouroum Lands.
          1.2 Exhibits. All Exhibits attached to this Conveyance are part hereof for all purposes.
          1.3 References and Titles. All references in this Conveyance to Exhibits, Articles, Sections, Subsections, and other subdivisions refer to the Exhibits, Articles, Sections, Subsections and other subdivisions of this Conveyance unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Conveyance. The words “this Conveyance,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Conveyance as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this Subsection” and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs. The word “or” is not exclusive. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.
ARTICLE II
Conveyance
          2.1 Conveyance. Subject to the limitations set forth in this Article II, Grantor hereby grants, bargains, sells, conveys, assigns, sets over and delivers unto Grantee, as production payments, the following (each, a “Production Payment” and collectively, the “Production Payments”):
          (a) A fifteen percent (15%) production payment in and to all gold contained in the Through-Put Production, such production payment to be calculated as follows: (i) the total troy ounces of gold contained in Through-Put Production that are outturned to Grantor’s Account during a given Month as reported by the applicable metal refinery, times (ii) the Average Gold Price for such Month, times (iii) fifteen percent (15%) (the foregoing production payment is hereinafter called “PP1”); and
          (b) A variable rate production payment in and to all gold contained in the Through-Put Production, such production payment to be calculated as follows: (i) the total troy ounces of gold contained in Through-Put Production that are outturned to Grantor’s Account during a given Month as reported by the applicable metal refinery, times (ii) the Average Gold Price for such Month, times (iii) the PP2 Production Payment Rate (the foregoing production payment is hereinafter called “PP2”).
          To have and to hold the Production Payments unto Grantee, its successors and assigns forever, subject to the terms, provisions and conditions contained in this Conveyance.
          2.2 Limitations and Termination.
          (a) PP1 shall remain in full force and effect until the earlier of (i) payments made to Grantee under PP1 equaling US $35,000,000 (which, for greater certainty, shall include payments on account of withholdings if and to the extent required by applicable law, and all other applicable taxes) or (ii) the amount of the Through-Put Production is equal to or greater than the Planned Recoverable Ounces, and Grantor has made all payments under PP1 required to be made with respect thereto.
          (b) PP2 shall remain in full force and effect until the termination of PP1.
          (c) Upon termination of the Production Payments as above provided, all rights, titles and interests herein conveyed by Grantor shall automatically terminate and vest in Grantor and, upon request of Grantor, Grantee shall execute and deliver such instrument or instruments as may be necessary to evidence the termination of the Production Payments.
          2.3 Limitation on Recourse. Grantee shall look solely to the Lands and, with respect to production from lands other than the Lands, the Through-Put Production, for satisfaction and discharge of the Production Payments, and Grantor shall not be personally liable for the payment and discharge thereof.
          2.4 Non-Operating, Non-Expense-Bearing Interests. The Production Payments conveyed hereby are non-operating, non-expense-bearing interests in and to production from the Lands and the Through-Put Production from lands other than the Lands, limited as set forth above, free of all cost and expense of production, operations, milling, smelting, refining and delivery prior to being outturned at Grantor’s Account. In no event shall Grantee ever be liable or responsible in any way for payment of any costs, expenses or liabilities attributable to the Taparko – Bouroum Project (or any part thereof) or incurred in connection with the production, operations, milling, smelting, refining and delivery of Through-Put Production prior to being outturned at Grantor’s Account.
          2.5 Free of Royalties and Other Burdens. The Production Payments shall be free of (and without deduction therefrom of) any and all royalties and other burdens on production and shall bear no part of same; and Grantor shall defend, indemnify and hold Grantee harmless from and against any loss or claim with respect to any such royalties and other burdens on production or any claim by the owners or holders of such royalties and other burdens on production. For greater certainty, all Production Payments made hereunder shall be net of any withholdings or other amounts, if and to the extent required by applicable law, in respect of applicable taxes thereon.

ARTICLE III
Payment Procedures; Reports
          3.1 Payments of Production Payments. Payments of the Production Payments shall be made on a calendar quarter basis, within ten (10) business days after the end of each calendar quarter, by check or wire transfer, at the election of Grantee, to the address set forth in Section 5.2. The amount of each payment shall be equal to the sum of the monthly amounts due for each Month during such calendar quarter. All payments shall be accompanied by statements that describe in reasonable detail the basis of calculation of the amounts paid under the Production Payments.
          3.2 Financial Reports. Subject to the confidentiality requirements of Section 4.4, Grantee shall have the right to be supplied monthly with duplicate settlement sheets from any refinery, mill, smelter or other purchaser of Through-Put Production, whether or not Through-Put Production has been sold, and shall contain sufficient information as to the value, pricing and amounts of intermediate product and final product sold for Grantor’s account so that Grantee will have access to all information and data that are reasonably necessary and appropriate for it to determine the amount of Production Payments due it under this Conveyance.
          3.3 Objection, Finality of Payments. Grantee, at its sole election and expense, shall have the right to perform, not more frequently than once annually following the close of each calendar year, an audit by any authorized representative of Grantee of Grantor’s accounts relating to the Production Payments. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon at least ten (10) business days’ prior written notice by Grantee. All payments of Production Payments made in any calendar year shall be considered final and in full accord and satisfaction of all obligations of Grantor, unless Grantee gives written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the end of that calendar year. Grantor shall account for any agreed upon deficit or excess in payments of Production Payments made to Grantee by adjusting the next monthly statement and payment following completion of such audit to account for such deficit or excess.
ARTICLE IV
Additional Rights, Obligations and Covenants of the Parties
          4.1 Commingling of Production. Subject to the limitations, conditions and requirements of this Section 4.1, Grantor shall have the right to mix or commingle, either underground, at the surface, or at a processing plant or any other treatment facilities, any production from the Lands with ores or material derived from other lands or properties whether or not owned, leased or controlled by Grantor. Before commingling, Grantor shall weigh, measure, sample and analyze the respective ores and materials in accordance with sound mining and metallurgical practices such that the amount of gold recovered from the Lands can be reasonably and accurately determined. As products are produced from the commingled ores, Grantor shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, Grantor may use procedures that are in accordance with best practices in the mining and metallurgical industry. The records relating to commingled ores shall be made available for inspection by Grantee, at Grantee’s sole expense, at all reasonable times and shall be retained by Grantor for a period of one (1) year after the calendar year in which the commingling occurred. Notwithstanding the foregoing provisions of this Section 4.1, Grantor shall not commingle production from the Lands with ores or minerals derived from other lands or properties if such commingling has a reasonable likelihood of reducing the recovery rate of metals from the Lands below what the recovery rate would have been without commingling. Any disputes concerning commingling procedures or results or the applicability of the prohibition in the preceding sentence shall be resolved pursuant to the procedure set forth in Section 5.9.
          4.2 Geological and Other Data and Reports. From and after the date of execution of this Conveyance, Grantor shall deliver to Grantee not less frequently that quarterly, or otherwise shall make available, the following data and information relating to operations conducted on or for the benefit of the Lands and with respect to the Taparko Processing Facility:
          (a) The monthly operations and exploration report prepared by Grantor for operations on the Lands and with respect the Taparko Processing Facility;
          (b) The annual reserve report for the Lands prepared by Grantor, along with any updates, as and when any of the same have been finalized and approved by Grantor;
          (c) Grantor’s life of mine plan relating to the Taparko – Bouroum Project;
          (d) The annual plan and budget prepared by Grantor relating to the Taparko – Bouroum Project and any amendments thereto, as and when any of the same have been finalized and approved by Grantor; and
          (e) Any additional material engineering or economic studies or analyses prepared by Grantor and relating to the Lands and the Taparko – Bouroum Project as and when any of the same have been finalized and approved by Grantor.
          4.3 Inspection. Grantee and its authorized agents who are experienced in mining operations, at Grantee’s sole risk and expense, shall have the right, exercisable at reasonable intervals and during regular business hours, at a mutually convenient time, and in a reasonable manner conforming to Grantor’s safety rules and regulations and so as not to interfere with Grantor’s operations, to go upon the Lands and the premises of the Taparko Processing Facility for the purposes of inspecting same. Grantee shall furnish Grantor with prior written notice of the time and place of any inspection by Grantee pursuant to this Section 4.3. Grantee shall defend, indemnify and hold Grantor harmless from and against all costs incurred (including reasonable attorneys’ fees and the costs of defending any such claims) based on claims for damages, including injury or damage to other persons or property, arising out of any death, personal injury or property damage sustained by Grantee, its agents or employees, while in or upon the Properties, unless such death, injury or damage results from Grantor’s gross negligence or willful misconduct.
          4.4 Confidentiality. Grantee shall not, without the prior written consent of Grantor, disclose to any third party (excluding, however, any representative, affiliate, agent, consultant or contractor of Grantee who has a bona fide need to be informed) any information concerning operations, including exploration, on the Properties which is not generally available to the public; provided, however, that upon not less than five (5) days’ prior written notice to Grantor setting forth the nature and content of the proposed disclosure, Grantee may disclose information or data pertaining to the Lands, the Taparko – Bouroum Project and the Taparko Processing Facility to: (a) any third party to whom Grantee in good faith anticipates selling or assigning all or a part of its interest hereunder, or (b) any lender or underwriter from whom Grantee is seeking to obtain funds. Grantee shall require those parties to keep the information so provided confidential. If either Grantor or Grantee determines in good faith that a disclosure is required for compliance with applicable laws, rules, regulations or orders of any government agency or stock exchange having jurisdiction, that party shall provide as much prior notice to the other party of the nature and contents of the proposed disclosure, for the review and comment of the other party, as is reasonably possible under the circumstances.
          4.5 No Abandonment of Properties. Until satisfaction of the Production Payments, Grantor shall not abandon the Taparko – Bouroum Project, which shall include, without limitation, suspension of construction, operation of maintenance of the Taparko – Bouroum Project, except for cessation of operations under care and maintenance.
          4.6 Processing of Ore from the Lands. Grantor hereby covenants and agrees with Grantee that all ore produced from the Lands shall be processed in the Taparko Processing Facility.
          4.7 Refining Contracts. Grantor hereby covenants and agrees with Grantee that during the entire term of this Conveyance, Grantor shall maintain in full force and effect refining contracts with smelter and/or refiners reasonably acceptable to Grantee, and Grantor shall use its best efforts to cause such refining contracts to provide for, where possible, payment by the refiner and/or smelter directly to Grantee of amounts due hereunder (i) in cash or, (ii) upon request by Grantee and if not prohibited by applicable law, in kind. If the “in kind” arrangement is possible with a refiner, then such relationship shall be a direct relationship between Grantee and the refiner with respect to the payment and production to be taken in kind, with no further involvement, obligation, liability, or risk of loss to Grantor or High River Gold Mines Ltd., a corporation formed under the laws of Canada, after credit of the applicable cash payment to the account of Grantee, such that the conversion to “in kind” shall be upon such terms and conditions as the refiner and Grantee agree.
ARTICLE V
General Provisions
          5.1 Assignment. After Completion (as defined in the Funding Agreement) of the Taparko – Bouroum Project, either party may assign its interests under this Conveyance freely, in whole or in part; provided, however, that any transfer or conveyance by either party of any interest in the Production Payments or in the Lands or the Taparko Processing Facility shall be expressly made subject to, and the assignee or transferee shall commit in writing to be bound by, all of the terms and conditions and covenants of this Conveyance. The party assigning its interests under this Conveyance shall provide written notice of such assignment to the other party pursuant to Section 5.2.

          5.2 Notices. Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, or by delivery service with proof of delivery, to each of the parties at its address below (unless changed by similar notice in writing given by the party whose address is to be changed):
If to Grantor:
Somita SA
01 B.P. 2509 OUAGADOUGOU 01
1648 Boulevard Tansoba TAB-KOM,
Secteur 25
Burkina Faso
Attention: Directeur Generale
Facsimile: 226-50-358187
with a copy to Cassels Brock & Blackwell LLP:
Cassels Brock & Blackwell LLP
2100 Scotia Plaza, 40 King Street W.
Toronto, Ontario M5H 3C2
Attention: David Poynton
Facsimile: (416) 644-9348
If to Grantee:
Royal Gold, Inc.
1660 Wynkoop St.
Suite 1000
Denver, Colorado 80202-1132
Attention: President
Facsimile Number: 303-595-9385
Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile, upon receipt, or (c) in the case of other electronic transmission, upon acknowledgment of receipt by the recipient within twenty-four (24) hours of first attempted delivery.
          5.3 Amendments and Waiver. No modifications or waivers of the terms and conditions of this Conveyance shall be binding upon either party unless in writing, dated subsequent to the date of this Conveyance, and executed by an authorized representative of each party. No waiver by either party of a breach of any of the provisions of this Conveyance shall be construed as a waiver of any subsequent breach, whether of the same or of a different character.

          5.4 Relationship of the Parties. The relationship of the parties hereto is contractual only. The Production Payments shall not grant to Grantee any rights to participate or influence management or decision-making regarding operations on the Lands, Taparko – Bouroum Project or the Taparko Processing Facility, nor shall it obligate the Grantee to assume any responsibilities for costs of Grantor’s operations on the Lands, Taparko – Bouroum Project or the Taparko Processing Facility or any liabilities resulting therefrom.
          5.5 Further Instruments. The parties hereto agree that they will execute any and all instruments as may be necessary or required to carry out and effectuate any and all of the provisions of this Conveyance.
          5.6 Binding Effect. This Conveyance shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
          5.7 Continuation and Priority. The Production Payments granted to Grantee by this Conveyance shall continue for so long as Grantor, its successors and assigns retain any interest in the Lands, Taparko – Bouroum Project or the Taparko Processing Facility. These Production Payments shall have priority over, and in no event shall be subordinated to, any project or other financing that Grantor may obtain with respect to the Lands, Taparko – Bouroum Project or the Taparko Processing Facility after the Effective Date of this Conveyance, unless Grantee specifically so provides in writing. Grantee’s rights to payments under the Production Payments shall not be subordinated to any other person or source by Grantor or any related party, except for statutory liens for amounts not yet due and payable and liens imposed by the Mining Convention applicable to the Lands or governing law to the extent not yet due and payable.
          5.8 Governing Law. Without regard to principles of conflicts of law, this Conveyance is made under and shall be interpreted and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of the jurisdiction in which the real property is located (or which is otherwise applicable to the real property) necessarily governs with respect to procedural and substantive matters relating to the creation and enforcement of the interests created herein, the law of such other jurisdiction shall apply.
          5.9 Arbitration Conducted by International Chamber of Commerce. All disputes between the parties hereto (which for purposes of this Section 5.9 includes Grantor and Grantee and their respective parents, affiliates and subsidiaries) that arise out of, relate to or are in connection with this Agreement or any related agreement, will be exclusively, finally and conclusively settled by binding international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “Rules”), except as specifically modified by this Agreement. The Parties shall continue to perform their respective obligations under this Agreement pending conclusion of any such arbitration.
          (a) Initiation of Arbitration.

          (i) Prior to initiating an arbitration proceeding with the ICC, the parties shall negotiate in good faith to resolve the dispute. To that end, the party wishing to initiate negotiations shall notify the other party in writing about its intention to do so, including a brief summary of the disputed issue, its estimate of the amount in controversy, and suggesting a date and venue for a first meeting, at which the parties shall be represented by officers duly empowered to resolve the dispute. In the event that the parties are unable to resolve the dispute within a period of 15 days after commencement of such good faith negotiations, or upon agreement by the parties to submit the dispute to arbitration, either party may commence an arbitration proceeding by delivering a Request for Arbitration (the “Request for Arbitration”) to the Secretariat of the ICC (the “Secretariat”) in accordance with the terms of this Section 5.9 and the Rules.
          (ii) For all disputes, the arbitration hereunder shall be by three independent and impartial arbitrators. Grantor and Grantee shall each appoint one arbitrator within 30 days after the Request for Arbitration has been delivered to the Secretariat and the two arbitrators so appointed shall select a third arbitrator within 60 days after the Request for Arbitration has been delivered to the Secretariat. In the event that the parties or the arbitrators fail to select arbitrators as required above, the ICC shall select such arbitrators in accordance with the terms of this Section 5.9.
          (iii) Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, notwithstanding the provisions of Section 5.9(a)(i), pending completion of arbitration pursuant to this Section 5.9, either Grantor or Grantee shall have the right to seek a temporary restraining order, injunctive relief or other interim or provisional relief on the ground that such relief would otherwise be available at law or in equity. If any such relief is obtained, the arbitration panel will address the continuance, modification or termination of such relief and their order and any such decision regarding relief shall be binding on the parties
     (b) Arbitration Procedures.
          (i) The arbitration shall be conducted in the English language in London, England or at such other location as the parties may agree.
          (ii) All disputes arising out of or in connection with this Agreement and relating to the Parties’ rights and obligations in connection with this Agreement (including without limitation the validity of the agreement of the parties to arbitrate, the arbitrability of the issues submitted to arbitration hereunder, the existence and validity of the Agreement, and any conflict of laws issues arising in connection with the Agreement or this agreement to arbitrate) shall be finally settled in accordance with the Rules. In addition, where the Rules are silent, the proceedings before the “Arbitral Tribunal” (as defined in the Rules) shall be governed by the procedural rules established by the Arbitral Tribunal.
          (iii) The arbitration panel shall conduct a hearing no later than 90 days after delivery of the Request for Arbitration, and a decision shall be rendered by the arbitration panel within 30 days after the final hearing.

          (iv) At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitral Tribunal shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.
     (c) Arbitral Awards.
          (i) The arbitration award shall be in writing and shall specify the factual and legal bases for the award.
          (ii) Neither Grantor nor Grantee shall be entitled to, and no award shall include any amount for, lost profits or revenues, lost business opportunities, business interruption, or punitive or exemplary damages for any claim arbitrated pursuant to this Section 5.9.
          (iii) The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. The fees of the arbitrators and other costs of the arbitration shall be borne equally by the parties, except when the arbitrators decide to impose the total cost on the defeated party.
     (c) Enforcement. All decisions of the Arbitral Tribunal shall be final and binding on the parties and may be entered against them in any court of competent jurisdiction. Any judgment rendered by the Arbitral Tribunal against a party may be executed against such party’s assets in any jurisdiction where the party has assets. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the appropriate courts in the State of Colorado in any legal action or proceeding relating to such execution of judgment.
     (d) Limitations.
          (i) Any dispute brought pursuant to the terms of this Section 5.9 must be brought within two years of the date that the party aggrieved by the event or condition, or notice of such event or condition giving rise to the dispute becomes aware of the same.
          (ii) This agreement to arbitrate shall survive the rescission or termination of this Conveyance.
     5.10 Rule Against Perpetuities. Any right or interest granted under this Conveyance (including but not limited to Grantor’s obligations under Sections 4.5 and 4.6) that would violate any applicable Rule Against Perpetuities or any similar rule of law, shall terminate twenty-one (21) years after the death of the last survivor of the children and grandchildren of Robert F. Kennedy who are alive on the Effective Date.
     5.11 Recordation of Conveyance. Grantor and Grantee shall file and record executed counterparts of this Conveyance in official records as may be necessary and possible for the purpose of providing constructive notice to third parties of Grantor’s and Grantee’s respective rights and obligations hereunder with respect to the matters set forth herein.

     This Conveyance has been executed on the dates set forth below, to be effective as of the Effective Date.

GRANTOR: SOCIÉTÉ DES MINES DE TAPARKO
By:	/s/ David Mosher
David Mosher
Director

By:	/s/ Daniel Vanin
Daniel Vanin
Director

GRANTEE: ROYAL GOLD, INC.
By:	/s/ Donald Baker

Name:	Donald Baker

Title:	V.P. Corporate Development

ACKNOWLEDGMENT CERTIFICATIONS
[Notary block language or forms that conform to Burkina Faso law to be provided by Burkina Faso counsel prior to execution]